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                                  EXHIBIT 5.1




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                                                                     EXHIBIT 5.1




                                January 22, 1996



Uranium Resources, Inc.
12750 Merit Drive, Suite 1020
Lock Box 12
Dallas, TX 75251

Gentlemen:

         We have acted as counsel for Uranium Resources, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 (the "Act") on Form S-8 of 104,000 shares of the Company's Common Stock, $0.001 Par Value (the "Shares") covered by the Uranium Resources, Inc. Amended and Restated Directors' Stock Option Plan (the "Plan"). The Registration Statement on Form S-8 and exhibits thereto filed with the Securities and Exchange Commission under the Act are referred to herein as the "Registration Statement."

         We have examined the Certificate of Incorporation of the Company, the Bylaws of the Company, the Minutes of the Board of Directors and Resolutions of the Shareholders of the Company regarding various amendments to the Plan, the applicable laws of the State of Delaware and a copy of the Registration Statement.

         Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Company is authorized to issue and to sell the Shares; and the Shares, when issued pursuant to the terms of the Plan will be fully paid and nonassessable.

         We hereby consent to the use of this opinion as a part of the Registration Statement.



                                        Very truly yours,



                                        BAKER & HOSTETLER